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                                                                    EXHIBIT 99.1

                             7961 SHAFFER PARKWAY
                             SUITE 5
[VISTA GOLD CORP. LOGO]      LITTLETON, COLORADO 80127
                             TELEPHONE (720) 981-1185
                             FAX (720) 981-1186

                                        Trading Symbol: VGZ
                                        Toronto and American Stock Exchanges

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VISTA GOLD FORM S-3 REGISTRATION STATEMENT DECLARED EFFECTIVE; CONVERTIBLE
DEBENTURES CONVERTED AUTOMATICALLY PURSUANT TO TERMS

DENVER, COLORADO SEPT. 19, 2002 - Vista Gold Corp. (TSX; AMEX - VGZ) is pleased to announce that its Registration Statement on Form S-3 filed under the United States SECURITIES ACT OF 1933 for the registration for resale of 7,999,974 common shares, including shares already issued as well as shares to be issued, all in connection with the Corporation's private placement announced January 22, 2002, has been declared effective today. As a result, all of the $2,774,000 convertible debentures issued in the second part of the private placement, the closing of which was announced March 20, 2002, will automatically be converted to common shares and warrants to purchase common shares, pursuant to the debenture terms as previously disclosed in reports including the Corporation's 2001 Annual Report on Form 10-KSB.

Of the 7,999,974 common shares registered, 1,514,617 common shares have already been issued. In addition, 2,485,370 shares will now be issued on conversion of the debentures, and 3,999,987 common shares will be reserved for the exercise of warrants, including warrants to be issued on conversion of the debentures. As disclosed in the above Registration Statement, at September 12, 2002, the Corporation had 6,370,898 common shares outstanding.

"This is important for us because, as previously announced, we now have the potential to raise as much as $6.0 million in additional capital, as investors exercise their warrants," said Jock McGregor, President and C.E.O.

The Corporation is in the process of providing each debenture holder with notice of the registration statement becoming effective, together with further instructions regarding the common shares and warrants which they will be receiving.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Paredones Amarillos project in Mexico, the Hycroft mine in Nevada and the Amayapampa project in Bolivia.



The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at WWW.VISTAGOLD.COM